AMENDMENT NO. 1
TO
SHARE EXCHANGE AGREEMENT

AMENDMENT dated May 9, 2006 to AGREEMENT dated February 23, 2006 by and among CRSI GROUP, INC., a Florida corporation (hereinafter referred to as "CRSI") and the individual signatories to this agreement, being all of the shareholders of SCIENTIFIC INDUSTRIAL FIRM DANK LLC. , CENTRAL GEOPHYSICAL EXPEDITION LLC. and A-FIDAN, LLC., each a limited liability company organized under the laws of the Republic of Kazakhstan (all of said shareholders being hereinafter referred to collectively as the " EXCHANGING SHAREHOLDERS").

WHEREAS, CRSI and the EXCHANGING SHAREHOLDERS are parties to a Share Exchange Agreement dated February 23, 2006, which contemplates the acquisition by CRSI of SCIENTIFIC INDUSTRIAL FIRM DANK LLC., CENTRAL GEOPHYSICAL EXPEDITION LLC. and A-FIDAN, LLC.; and

WHEREAS, CRSI and the EXCHANGING SHAREHOLDERS wish to modify the terms of the Share Exchange Agreement as set forth herein.

NOW, THEREFORE, it is agreed:

1.   Modifications. The Share Exchange Agreement is hereby modified as follows:

A.   Section 2(c). Section 2(c) of the Share Exchange Agreement is hereby eliminated, and the following is inserted in lieu thereof:

c.
On the Closing Date, CRSI shall issue to the EXCHANGING SHAREHOLDERS a total of fifty-four million (54,000,000) shares of CRSI common stock. The shares will be allocated among the EXCHANGING SHAREHOLDERS in proportion to the relative interests of the EXCHANGING SHAREHOLDERS in the BV-Corp, as set forth on Schedule 2(a) hereto. No fractional shares will be issued; in lieu thereof, the number of shares issued to each EXCHANGING SHAREHOLDER will be rounded up to the next whole share. CRSI warrants that the common stock, when so issued, will be duly authorized, fully paid and non-assessable.

B.   Section 5(b). Section 5(b) of the Share Exchange Agreement is hereby eliminated, and the following is inserted in lieu thereof:

b.
Capitalization. CRSI's entire authorized capital stock consists of 200,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. On the Closing Date there will be 8,000,000 shares of CRSI Common Stock issued and outstanding. There are no other voting or equity securities outstanding, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which CRSI is bound, calling for the issuance of any additional shares of common stock or preferred stock or any other voting or equity security.

C.   Section 7(a)(C). Section 7(a)(C) of the Share Exchange Agreement is hereby eliminated, and the following is inserted in lieu thereof:

(C) The total outstanding capital stock of CRSI shall consist of 8,000,000 shares of common stock, and there shall be outstanding no rights, warrants, options or securities convertible into common stock of CRSI.

D.   Section 8(b)(A). Section 8(b)(A) of the Share Exchange Agreement is hereby eliminated, and the following is inserted in lieu thereof:

A. Certificates for fifty-four million (54,000,000) shares of CRSI common stock in the names and individual quantities specified on Schedule 2a hereto.

2.   Full Force and Effect. All other terms and conditions of the Share Exchange Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date and year written on the first page.

CRSI GROUP, INC.

By: /s/ Jeremy Feakins
Jeremy Feakins, President

SCIENTIFIC INDUSTRIAL FIRM DANK LLC. SHAREHOLDERS:

/s/ /s/ Nurlan S. Janseitov
Nurlan S. Janseitov

CENTRAL GEOPHYSICAL EXPEDITION LLC. SHAREHOLDERS:

/s/ Nurlan S. Janseitov
Nurlan S. Janseitov

A-FIDAN LLC. SHAREHOLDERS:

PR-Alpec LLC

By: /s/ Reva Klara
Reva Klara, Director